EXHIBIT 99.1

News Release	JBT Corporation 200 E. Randolph Drive Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Second Quarter 2010 Results

Highlights (Continuing Operations):
o	Revenue of $208 million and diluted earnings per share of $0.28
o	Inbound orders of $242 million up 33% year-over-year
o	Backlog of $319 million up 24% year-over-year
o	Full-year diluted earnings per share guidance range of $1.15-$1.30 reaffirmed
o	Net debt at $124.6 million reduced from first quarter 2010 level

CHICAGO, August 3, 2010—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported second quarter 2010 results.

Second quarter inbound orders of $242.4 million and backlog of $319.3 million increased from the prior year quarter by 33 percent and 24 percent, respectively.  Inbound orders matched the level achieved in the first quarter of 2010 and backlog levels increased 12 percent sequentially.  Revenue for the quarter was $208.3 million, down 10 percent from the prior year quarter.  On a comparable basis, gross profit margin was essentially flat from the same period last year after excluding $1.3 million in restructuring charges incurred in the prior year quarter.  Second quarter diluted earnings per share from continuing operations were $0.28, down from $0.34 for the same period a year ago.  Debt, net of cash, was $124.6 million, down from $128.2 million in the first quarter of 2010.

“We are very pleased with our second quarter order activity.  Inbound orders and backlog were up significantly year-over-year, indicative of the steady recovery we are seeing in many of our market segments.  We are encouraged with this trend and are cautiously optimistic that our end markets will continue to improve,” said Charlie Cannon, Chairman and Chief Executive Officer.  “Our second quarter revenue and earnings were in line with our expectations. Based on the increase in our backlog and continued improving market conditions, we are maintaining our full-year earnings guidance range of $1.15-$1.30 with substantially stronger performance expected in the second half of 2010 versus the first half of the year.”

JBT FoodTech
JBT FoodTech’s second quarter revenue of $135.6 million declined 7 percent from the prior year quarter as higher current year demand for freezing and protein processing product lines was more than offset by unfavorable year-over-year comparisons due to the delivery of two large projects totaling $30.1 million in the second quarter of 2009.  JBT FoodTech’s operating profit was $15.2 million, down 8 percent year-over-year due to the lower volume, partially offset by lower expenses from cost reduction initiatives implemented last year and the absence of restructuring charges of $0.7 million recorded in the second quarter of 2009.  Operating margin for the quarter was 11.2 percent.  Second quarter inbound orders of $126.8 million increased 14 percent or 11 percent in constant currencies from the prior year quarter, driven primarily by higher demand for freezing and protein processing product lines from the bakery and poultry market segments.  Inbound orders were largely unchanged from the first quarter of 2010.  Backlog of $114.6 million declined 4 percent but remained flat in constant currencies when compared to the prior year quarter.  Backlog declined 7 percent sequentially.

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JBT AeroTech
JBT AeroTech’s second quarter revenue of $72.0 million declined 14 percent from the prior year quarter primarily due to the completion of the 2009 U.S. Air Force Halvorsen loader order as well as lower ground support equipment volume, reflecting the lower backlog levels from previous quarters.  JBT AeroTech’s operating profit for the quarter was $3.9 million, down 35 percent year-over-year, and operating margin was 5.4 percent, down 180 basis points from the prior year quarter.  This decline was mainly due to lower Halvorsen revenue and competitive pricing pressure in Airport Services.  Partially offsetting this decline was profit improvement in ground support equipment, reflecting the benefit of cost reduction initiatives, as well as the absence of restructuring charges of $0.6 million recorded in the prior year quarter.  AeroTech order activity has increased significantly year-over-year, most notably in the ground support equipment and passenger boarding bridge product lines, reflecting continued improvement in the airline and airfreight industries.  Inbound orders totaled $114.7 million, up 65 percent from the prior year quarter.  Inbound orders remained nearly constant with the strong first quarter rates.  Backlog of $204.7 million improved year-over-year and sequentially by 48 percent and 26 percent, respectively.

Corporate Items
Corporate items excluding net interest expense were $4.7 million, a reduction of $0.7 million from the same period in 2009, primarily reflecting lower residual pension expense due to the freeze of the company’s U.S. defined benefit plan at the end of 2009.

Cash generated from operating activities in the quarter was $9.5 million.  The company ended the quarter with debt, net of cash, of $124.6 million, down from $128.2 million at the end of the first quarter of 2010.  Net interest expense for the quarter was $2.0 million, a reduction of $0.3 million from the prior year quarter, reflecting a lower interest rate due to the expiration of a $25 million interest rate swap in the first quarter of 2010.

The year-to-date tax rate from continuing operations was 34.5 percent.

Capital expenditures for the quarter were $4.4 million, and depreciation and amortization was $5.4 million.

2010 Outlook
The company is reaffirming its full-year 2010 earnings guidance of $1.15-$1.30 per diluted share.  The lower end of range assumes the economic recovery stalls while the upper end of the range assumes the pace of the recovery continues to accelerate.

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Second Quarter Earnings Conference Call
The company will hold a conference call at 9:00 AM EDT on Wednesday, August 4, 2010, to discuss the second quarter 2010 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 86131869 or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  A replay of the call will be available through August 11, 2010 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing pass code 86131869.  A rebroadcast also will available on the company’s Investor Relations website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$208.3	$230.2	$377.3	$399.2

Costs and expenses:
Cost of sales	153.9	171.2	276.0	293.3
Selling, general and administrative expense	35.4	38.0	70.6	72.8
Research and development expense	4.3	4.5	8.6	8.5
Total costs and expenses	193.6	213.7	355.2	374.6

Other (expense) income, net	(0.3)	0.6	0.2	0.9
Net interest expense	(2.0)	(2.3)	(3.9)	(4.5)
Income from continuing operations before income taxes	12.4	14.8	18.4	21.0
Provision for income taxes	4.2	5.1	6.3	7.2
Income from continuing operations	8.2	9.7	12.1	13.8
Loss from discontinued operations, net of taxes	(0.1)	-	-	-
Net income	$8.1	$9.7	$12.1	$13.8

Basic earnings per share:
Income from continuing operations	$0.29	$0.35	$0.43	$0.50
Income from discontinued operations	-	-	-	-
Basic earnings per share	$0.29	$0.35	$0.43	$0.50

Diluted earnings per share:
Income from continuing operations	$0.28	$0.34	$0.42	$0.49
Income from discontinued operations	-	-	-	-
Diluted earnings per share	$0.28	$0.34	$0.42	$0.49

Weighted average shares outstanding
Basic	28.2	27.6	28.2	27.6
Diluted	29.1	28.5	29.0	28.3

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue

JBT FoodTech	$135.6	$145.5	$237.1	$240.4
JBT AeroTech	72.0	83.7	139.4	157.3
Other revenue (1) and intercompany eliminations	0.7	1.0	0.8	1.5
Total revenue	$208.3	$230.2	$377.3	$399.2

Income before income taxes

Segment operating profit
JBT FoodTech	$15.2	$16.5	$22.9	$24.3
JBT AeroTech	3.9	6.0	8.7	11.5
Total segment operating profit	19.1	22.5	31.6	35.8

Corporate items
Corporate expense	(4.0)	(4.0)	(7.7)	(7.0)
Other expense, net (2)	(0.7)	(1.4)	(1.6)	(3.3)
Net interest expense	(2.0)	(2.3)	(3.9)	(4.5)
Total corporate items	(6.7)	(7.7)	(13.2)	(14.8)

Income from continuing operations before income taxes	$12.4	$14.8	$18.4	$21.0

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, residual expenses associated with other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Inbound Orders

JBT FoodTech	$126.8	$111.4	$255.0	$210.4
JBT AeroTech	114.7	69.5	229.4	157.8
Other and intercompany eliminations	0.9	1.4	1.0	2.0

Total inbound orders	$242.4	$182.3	$485.4	$370.2

	June 30,
	2010	2009
Order Backlog

JBT FoodTech	$114.6	$119.0
JBT AeroTech	204.7	138.0
Other and intercompany eliminations	-	(0.5)

Total order backlog	$319.3	$256.5

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$8.6	$14.4
Trade receivables, net	141.1	149.3
Inventories	117.1	107.0
Other current assets	33.7	32.7
Total current assets	300.5	303.4

Property, plant and equipment, net	117.3	126.5
Other assets	93.6	103.2
Total assets	$511.4	$533.1

Accounts payable, trade and other	$66.3	$65.9
Advance payments and progress billings	66.6	69.5
Other current liabilities	86.2	98.2
Total current liabilities	219.1	233.6

Long-term debt, less current portion	130.1	131.8
Accrued pension and other postretirement benefits,
less current portion	71.6	77.1
Other liabilities	28.8	28.8
Common stock, paid-in capital and retained earnings	107.2	97.8
Accumulated other comprehensive loss	(45.4)	(36.0)
Total stockholders' equity	61.8	61.8
Total liabilities and stockholders' equity	$511.4	$533.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30,
	2010	2009

Cash Flows From Operating Activities:
Income from continuing operations	$12.1	$13.8

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	11.0	10.6
Pension and other post retirement benefit expense	(0.9)	4.3
Other - non-cash expenses	5.7	9.7

Changes in operating assets and liabilities:
Trade accounts receivable, net	2.3	32.3
Inventories	(16.6)	(12.4)
Accounts payable, trade and other	3.9	(0.7)
Advance payments and progress billings	0.9	(13.1)
Other - assets and liabilities	(16.5)	(16.6)

Cash provided by continuing operating activities	1.9	27.9

Cash Flows From Investing Activities:
Acquisitions	-	(6.7)
Capital expenditures	(7.3)	(9.8)
Proceeds on disposal of assets and other	1.5	0.4

Cash required by continuing investing activities	(5.8)	(16.1)

Cash Flows From Financing Activities:
Proceeds (payments) on term debt	5.2	(0.1)
Net payments on credit facilities	(4.2)	(36.0)
Dividends paid	(4.2)	(3.9)
Other	1.6	0.7

Cash required by financing activities	(1.6)	(39.3)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.3)	1.0

Decrease in cash and cash equivalents	(5.8)	(26.5)

Cash and cash equivalents, beginning of period	14.4	43.6

Cash and cash equivalents, end of period	$8.6	$17.1

JBT CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

EBIT (Non-GAAP measure)	$14.4	$17.1	$22.3	$25.5

Net interest expense	(2.0)	(2.3)	(3.9)	(4.5)
Provision for income taxes	(4.2)	(5.1)	(6.3)	(7.2)

Income from continuing operations	8.2	9.7	12.1	13.8

Loss from discontinued operations, net of taxes	(0.1)	-	-	-
Net income	$8.1	$9.7	$12.1	$13.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$208.3	$230.2	$377.3	$399.2

EBIT (Non-GAAP measure)	$14.4	$17.1	$22.3	$25.5
EBIT as percent of Revenue (Non-GAAP measure)	6.9%	7.4%	5.9%	6.4%

Net Income	$8.1	$9.7	$12.1	$13.8
Net Income as percent of Revenue	3.9%	4.2%	3.2%	3.5%